As filed with the Securities and Exchange Commission on July 15, 2005
                         Registration No:  333-________

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

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                               UNOCAL CORPORATION
               (Exact name of registrant specified in its charter)

         Delaware                                      95-3825062
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

         2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245
          (Address, including zip code, of Principal Executive Offices)

                    UNOCAL DEFERRED COMPENSATION PLAN OF 2005
                            (Full title of the plan)

                             SAMUEL H. GILLESPIE III
         Senior Vice President, Chief Legal Officer and General Counsel
         2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245
                                 (310) 726-7600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

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                         CALCULATION OF REGISTRATION FEE
---------------------- ------------- ---------- ----------------- --------------
    Title of each                     Proposed      Proposed
      class of                         maximum       maximum          Amount
     securities           Amount      offering      aggregate           of
       to be              to be         price        offering      registration
     registered         registered    per unit        price             fee
---------------------- ------------- ----------- ---------------- --------------
Deferred Compensation   $40,000,000     100%      $40,000,000 (2)      $4,708
Obligations (1)
---------------------- ------------- ----------- ---------------- --------------

(1) The Deferred Compensation Obligations being registered are general unsecured obligations of Unocal Corporation ("Unocal") to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of the Unocal Deferred Compensation Plan of 2005 (the "Plan").

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by Reference.

There are hereby incorporated by reference in this registration statement the following documents heretofore filed with the Securities and Exchange Commission (the "Commission"):

a. Our Annual Report on Form 10-K, for the fiscal year ended December 31, 2004;

b. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005;

c. Our Current Reports on Form 8-K dated and filed with the Commission on February 14, March 31, April 4 (as amended) and 7, May 10, 23, 24 and 26, June 9, 10, 24 and 30 and July 1 (excluding Item 2.02 and Exhibit 99.1), 6, 13 and 15 2005; and

d. All of our other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2004.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

The Plan complies with the American Jobs Creation Act of 2004 (the "JOBS Act"). The Plan provides a select group of management or more highly compensated employees of Unocal and certain of its subsidiaries with the opportunity to defer the receipt of certain cash compensation. The obligations of Unocal under the Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of Unocal to pay deferred compensation in the future to participating eligible employees (the "Participants") in accordance with the terms of the Plan from the general assets of Unocal, and will rank pari passu with other unsecured and unsubordinated indebtedness of Unocal from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in United States dollars.

Each Participant may elect to defer under the Plan a portion of his or her cash compensation that may otherwise be payable in a calendar year. A Participant's compensation deferrals are credited to the Participant's bookkeeping account ("Account") maintained under the Plan. Participants may elect to have the amounts credited to his or her Account credited with interest at a rate determined annually based on 10-year treasury bill rates. Subject to certain restrictions, each Participant may alternatively elect to have the amounts in the Account indexed against one or more investment options, solely for purposes of determining amounts payable under the Plan. Unocal is not obligated to actually invest any deferred amounts in those investment options. Each Participant's Account is credited on a daily basis with a deemed rate of interest and/or earnings or losses depending upon the investment performance of the deemed investment option.

Each choice offers its own risks and potential for return; no representation is made regarding the future performance of such investment option and none of the investment options are insured or guaranteed by the U.S. government or any other entity.

With certain exceptions, Deferred Compensation Obligations will be paid after the earlier of: (1) a fixed payment date, as elected by the Participant (if any); or (2) the Participant's separation from service with Unocal or its subsidiaries. Participants may generally elect that payments be made in a single sum or installments in the year specified by the Participant or upon their eligible retirement or disability, although payments will be made in the form of a single sum for all other distribution events and Unocal may mandate payment in the form of a single sum in certain circumstances. Additionally, a Participant may elect to receive payment upon a Change of Control, as defined by the JOBS Act.

No amount payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan shall be void.

The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants. Unocal reserves the right to amend or terminate the Plan at any time.

The total amount of the Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by the Participants and the amounts of their compensation that they elect to defer under the Plan. The duration of the Plan is indefinite (subject to Unocal's ability to terminate the Plan). The Deferred Compensation Obligations are not convertible into another security of Unocal. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of Unocal. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon any default by Unocal.

Item 5.  Interests of Named Experts and Counsel.

Certain legal matters in connection with the issuance and sale of the securities offered hereby will be passed upon by Samuel H. Gillespie III, Senior Vice President, Chief Legal Officer and General Counsel of Unocal. Mr. Gillespie has an employment agreement with Unocal, filed as Exhibit 10.1 to Current Report on Form 8-K filed March 31, 2005, and is eligible to participate in the Plan.
As of June 30, 2005, Mr. Gillespie owned beneficially 21,284 shares of Common Stock. He also held options to purchase 34,545 shares of Unocal common stock. In addition, Mr. Gillespie held 8,389 performance share units, which could be paid out in up to 16,778 shares of Unocal common stock on December 31, 2006, and 8,171 performance share units, which could be paid out in up to 16,342 shares of Unocal common stock on December 31, 2007, based upon the extent of Unocal's achievement of performance goals determined within the first 90 days of the award periods that began January 1, 2004 and January 1, 2005, respectively. Performance shares are subject to accelerations and earlier payment in certain circumstances in accordance with their terms.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes Unocal to indemnify its directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Bylaws of Unocal provide for the indemnification of Unocal's directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

In addition, Unocal has provided in its Restated Certificate of Incorporation that it shall eliminate the personal liability of its directors to the fullest extent permitted by the Delaware General Corporation Law and Unocal has entered into indemnification agreements with each of its directors and officers providing for additional indemnification. Unocal has policies of directors' and officers' liability insurance which insure its directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

Item 8.  Exhibits.

The Exhibit Index lists the exhibits that are filed as part of this registration statement.

Item 9.  Undertakings.

a.   The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          b. To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the calculation of Registration Fee table in the effective registration statement;

          c. To include any material information with respect to the plan of distribution not previously disclosed in this statement or any material change to such information in this registration statement;

               provided,  however, that the undertakings set forth in paragraphs
          (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
     Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on July 15, 2005.

                                               UNOCAL CORPORATION


                                               By /s/ John A. Briffett
                                                 ------------------------------
                                                 John A. Briffett
                                                 Vice President and Comptroller


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

     SIGNATURE                         TITLE                           DATE


Charles R. Williamson*      Chairman of the Board of Directors     July 15, 2005
-----------------------     and Chief Executive Officer
Charles R. Williamson       (Principal Executive Officer)


Terry G. Dallas*            Executive Vice President               July 15, 2005
-----------------------     and Chief Financial Officer
Terry G. Dallas             (Principal Accounting Officer)


/s/ John A. Briffett        Vice President and Comptroller         July 15, 2005
-----------------------     (Principal Accounting Officer)
John A. Briffett

John W. Creighton, Jr.*     Vice Chairman of the                   July 15, 2005
-----------------------     Board of Directors
John W. Creighton, Jr.

Craig Arnold*               Director                               July 15, 2005
----------------------
Craig Arnold

James W. Crownover*         Director                               July 15, 2005
-----------------------
James W. Crownover

Ferrell P. McClean*         Director                               July 15, 2005
----------------------
Ferrell P. McClean

Richard D. McCormick*       Director                               July 15, 2005
----------------------
Richard D. McCormick

Donald B. Rice*             Director                               July 15, 2005
-----------------------
Donald B. Rice

Kevin W. Sharer*            Director                               July 15, 2005
-----------------------
Kevin W. Sharer

Mark A. Suwyn*              Director                               July 15, 2005
-----------------------
Mark A. Suwyn

Marina v.N. Whitman*        Director                               July 15, 2005
-----------------------
Marina v.N. Whitman



* By /s/ John A. Briffett
     --------------------
      John A. Briffett
      Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the members of the Board Management Development and Compensation Committee who administer the Unocal Deferred Compensation Plan of 2005, have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, July 15, 2005.

                                       UNOCAL DEFERRED COMPENSATION PLAN OF 2005



                                       By          Richard D. McCormick*
                                          --------------------------------------
                                                   Richard D. McCormick
                                                  Chair, Board Management
                                          Development and Compensation Committee



                                     * By    /s/ John A. Briffett
                                          --------------------------------------
                                                 John A. Briffett
                                                 Attorney-in-Fact

                                  EXHIBIT INDEX
EXHIBIT
NUMBER                                             EXHIBIT

4.1* Unocal Deferred  Compensation  Plan of 2005  (incorporated  by reference to
     Exhibit 10.1 to Unocal's Current Report on Form 8-K filed July 15, 2005).

5.1 Opinion of Samuel H. Gillespie III, Senior Vice President, Chief Legal Officer and General Counsel of Unocal.

23.1 Consent of Independent Registered Public Accounting Firm.

23.2 Consent of Samuel H. Gillespie III, Senior Vice President, Chief Legal Officer and General Counsel of Unocal (included in Exhibit 5.1).

24.1 Power of Attorney.

------------------
* Previously filed